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                                                                    EXHIBIT 99.1








FOR IMMEDIATE RELEASE

CONTACTS:         Bill Sobo, Senior Vice President, Chief Financial Officer
                  Virginia Lacke, Investor Relations
                  (617) 487-9904, ext. 4118



                       PAREXEL REPORTS FOURTH QUARTER AND
                            FISCAL YEAR 1997 RESULTS

Boston, MA, August 7, 1997 -- PAREXEL International Corporation (Nasdaq: PRXL) today reported strong financial results for its fourth quarter and fiscal year ended June 30, 1997.

For the three months ended June 30, 1997, net revenue was $47.2 million, representing a 76% increase over net revenue of $26.9 million for the quarter ended June 30, 1996. Income from operations for the three months ended June 30, 1997 increased 94% to $4.2 million, or 8.9% of net revenue, compared to $2.2 million, or 8.0% of net revenue, in the prior-year period. Net income for the quarter was $3.5 million, or $0.17 per share, versus $1.6 million, or $0.10 per share, last year. This represents a 120% increase in net income and a 73% increase in earnings per share between periods.

For the fiscal year ended June 30, 1997, net revenue grew 81% to $159.7 million from $88.0 million in fiscal 1996. Income from operations was $13.7 million, or 8.6% of net revenue, in fiscal 1997 compared to $6.5 million, or 7.4% of net revenue, in the prior year. Net income increased 136% to $10.8 million in fiscal 1997 from $4.6 million last year. Earnings per share increased 69% to $0.57 in fiscal 1997 from $0.34 in fiscal 1996.

The Company's backlog, which includes signed contracts and signed letter agreements, was approximately $200 million as of June 30, 1997. This represents an 82% increase over prior-year levels.

"Fiscal 1997 has been a year of strength, robust growth and exciting momentum for PAREXEL," remarked Chief Executive Officer and Chairman, Josef H. von Rickenbach. "We are witnessing not only increased outsourcing levels at our large pharmaceutical clients, but also new, strategic ways of outsourcing clinical development and related services. At PAREXEL, we have reaped the benefits of efficiently executing our focused growth strategy--that is, concentrating and capitalizing on the tremendous growth opportunity within our core clinical research business."


                                     -more-


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As previously announced, PAREXEL completed four acquisitions during fiscal 1997:
Lansal Clinical Pharmaceutics Limited, Sheffield Statistical Services Limited, State and Federal Associates, Inc. ("S&FA"), and RESCON, Inc. "In addition to successfully managing our strong internal growth, I am very pleased that we have also been able to augment our portfolio of services through strategic acquisitions," offered Josef von Rickenbach. "In particular, the S&FA and RESCON transactions mark the advent of PAREXEL's Medical Marketing Services Unit and the extension of our strategic vision beyond product regulatory approval to product launch services. Our clients have affirmed that our core competencies in clinical research are highly valued in the process of introducing their products into the commercial marketplace."

During the June 1997 quarter, PAREXEL also announced its Phase I collaboration with Georgetown University Medical Center. Reflecting on this alliance, Josef von Rickenbach adds, "We are enthusiastic about our research collaboration with Georgetown, one of the finest academic medical centers in the United States. Similar to the CRO industry, the investigator site industry is still evolving and transforming, giving rise to a variety of models. We look forward to playing an important role in expediting clinical research at the site level and helping academic medical centers adapt to today's changing health care environment."

PAREXEL is a leading contract research organization ("CRO") providing a broad range of knowledge-based outsourcing services to the worldwide pharmaceutical, biotechnology and medical device industries. Over the past fifteen years, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, regulatory and medical affairs consulting, medical writing, health economics, medical marketing, and other drug development consulting services. The Company's integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL has 20 offices in 10 countries.


This release may contain statements which may be "forward-looking" statements under federal law. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: risks associated with the loss or delay of large contracts; the Company's dependence on certain industries and clients; management of growth and the ability to attract and retain employees; acquisitions; government regulation of certain industries and clients; and competition or consolidation within the industry. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1997.





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PAREXEL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

                                                      Three months ended              Year ended
                                                           June 30,                     June 30,
                                              ---------------------------     -------------------------
                                                  1997            1996           1997          1996
                                              ------------    -----------     ---------    ------------
                                                       (Unaudited)
Net revenue                                      $47,218         $26,910        $159,679         $88,006

Costs and expenses:
    Direct costs                                  32,023          18,113         108,939          60,141
    Selling, general and administrative            9,194           5,948          32,054          19,027
    Depreciation and amortization                  1,816             694           5,015           2,343
                                                 -------         -------        --------         -------
Income from operations                             4,185           2,155          13,671           6,495

Other income, net                                  1,293             514           3,273           1,157
                                                 -------         -------        --------         -------
Income before income taxes                       $ 5,478         $ 2,669        $ 16,944         $ 7,652
                                                 =======         =======        ========         =======
Net income                                       $ 3,522         $ 1,604        $ 10,848         $ 4,599
                                                 =======         =======        ========         =======



Net income per share                             $  0.17         $  0.10        $   0.57         $  0.34

Weighted average common and
    common equivalent shares outstanding         $20,300         $16,000        $ 18,938         $13,561


CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands)

                                                                June 30,     June 30,
                                                                  1997         1996
                                                              ------------- -----------
Working capital                                                  $110,461     $53,428
Total assets                                                      200,764     102,401
Stockholders' equity                                              137,825      61,212